                                  EXHIBIT 11
                                  ----------
                       COMPUTATION OF EARNINGS PER SHARE

                                                           Three Months Ended
                                                         ------------------------
                                                                  March 31,
                                                         ------------------------
                                                             1997       1996
                                                         ------------------------
                                                  (in thousands, except per share data)
Primary:
Net Income                                             $   4,312         $  4,159
                                                       =========         ========

Weighted average number of
  common shares outstanding                                19,654           19,194

Add:
Dilutive effect of outstanding options,
  as determined by the application
  of the treasury stock method using
  the average market price of the Company's
  common stock                                                331              650
                                                       ----------         --------

Weighted average number of common
  and common equivalent shares                             19,985           19,844
                                                       ----------         --------

Primary earnings per share                             $      .22         $    .21
                                                       ==========         ========

Fully diluted:

Weighted average number of common
 and common equivalent shares                              19,985           19,844


Add:
Additional dilutive effect of outstanding
 options, as determined by the application
 of the treasury stock method using the
 quarter end market price of the Company's
 common stock                                                   5               44
                                                           ------         --------

Weighted average number of common
 shares fully diluted                                      19,990           19,888
                                                           ------         --------

Fully diluted earnings per  share *                    $     0.22         $   0.21
                                                           ======         ========


*Not presented in Financial Statements since dilutive effect is less than 3%.

**Prior year earnings per share and weighted average shares have been restated to reflect the June, 1996 2 for 1 stock dividend.